EXHIBIT 8.1

List of Subsidiaries

Wholly-Owned Subsidiaries

Baidu Online Network Technology (Beijing) Co. Ltd. – Incorporated in PRC

Baidu (China) Co., Ltd. – Incorporated in PRC

Baidu Holdings Limited – Incorporated in the British Virgin Islands

Consolidated Affiliated Entities

Baidu Netcom Science Technology Co., Ltd.

Beijing Perusal Technology Co., Ltd.*

*	Established in June 2006. Expected to be our consolidated affiliated entity upon finalization of the contractual arrangements among relevant parties.